Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-198678) of Mirati Therapeutics, Inc.,
(2) Registration Statement (Form S-8 No. 333-189965) pertaining to the Amended and Restated Incentive Stock Option Plan, 2013 Equity Incentive Plan, and 2013 Employee Stock Purchase Plan of Mirati Therapeutics Inc., and
(3) Registration Statement (Form S-8 No. 333-196487) pertaining to the 2013 Equity Incentive Plan of Mirati Therapeutics, Inc.;

of our report dated March 11, 2015, with respect to the consolidated financial statements of Mirati Therapeutics, Inc. included in this Annual Report (Form 10-K) of Mirati Therapeutics, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

San Diego, California
March 11, 2015